Exhibit 4.63

Framework Agreement for Purchase of CSUN

Contract No.:

Signed Place: Jiangning District, Nanjing city

Buyer:	CSUN Eurasia Energy System

(hereinafter refered to as:CSUN or Buyer)

Address: İstanbul Endüstri ve Ticaret Serbest Bölgesi Akif Kopuz Caddesi T-10 parsel, B Blok, 1. Kat,Aydı

Contact person: Asya Koçak

Tel: 216.394 08 20

Seller: CEEG (SHANGHAI) SOLAR SCIENCE TECHNOLOGY CO., LTD

(hereinafter refered to as___or Seller)

Address: NO.5999 GUANGFULIN ROAD, SONGJIANG, SHANGHAI, CHINA

Contact person: Irene Yu

Tel: 8621 60259200

In accordance with the principle of good faith and mutualbenifit, and according to the General Terms and Conditions For Purchase Contract of CSUN (Annex 1), both parties come to this contract for purchase semi-finished solar module ( hereinafter refered to as Goods),the contend of the contract are as follows:

3.	Name, Type, Quantity, Unit Price and Total price

Buyer will purchase 100,000 pieces of semi-finished solar module in 2013 from Seller, the actual price and quantity shall be confirmed by both parties through written purchase order.

2. Valid Period

This contract will keep effectiveness for one year, from the effective day to December 31, 2013.

3 Delivery, Package and Transportation Method

3.1	Delivery method: within the valid period of the contract, Seller shall supplies the Goods according to the Purchase Order provided by Buyer and deliver the Goods inaccordance with the the Purchase Order.

3.2	Delivery place: the place designated by Purchase Order

3.3	Package and Transportation Method: Article 2 of Annex 1 shall apply.

4.	Payment terms

If Seller confirm the quality, specification, performance or quantity is in conformity with the stipulations of the the Purchase Order in accordance with this Agreement and the Purchase Order , the Buyer will pay the Goods within_30__days after receipt of the Commercial Invoice provided by Seller.

5	Miscellaneous

5.1	The Sales Contract shall be made in two identical and same copies with each Party keeping one copy, and shall become effective upon being signed and sealed by Seller and Buyer.

5.2	Seller and Buyer shall send the original copies of the contract to each other within three working days after signed the contract. The facsimile copy has the equal effectiveness as the original copy.

5.3	The annex documents are integral parts of this contract, each page shall be stamped or signed by both parties. This contract has prior effectiveness, where there is no agreed terms by both parties in the contract, the General Terms and Conditions For Purchase Contract of CSUN(Annex 1) shall apply.

5.4	The Agreement is written in both English and Chinese and both languages shall be equally authentic.

In case of any discrepancy between two languages, the English version shall prevail.

Annexes:

Annex 1: the General Terms and Conditions For Purchase Contract of CSUN

Buyer: CSUN Eurasia Energy System	Seller:	CEEG (SHANGHAI) SOLAR SCIENCE TECHNOLOGY CO., LTD

Seal: /s/ CSUN Eurasia Energy Systems Industry and Trade Inc.	Seal: /s/ CEEG (SHANGHAI) SOLAR SCIENCE TECHNOLOGY CO., LTD

Signature:	Signature:

Date:	Date: